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EXHIBIT 99.1

                      [LOGO OF THE TOWN AND COUNTRY TRUST]

FOR IMMEDIATE RELEASE

          THE TOWN AND COUNTRY TRUST ANNOUNCES PLANNED PRIVATE OFFERING
                           OF CONVERTIBLE SENIOR NOTES

BALTIMORE, July 28, 2003 - The Town and Country Trust (NYSE: TCT) announced today that it intends, subject to market and other customary conditions, to make a private offering of up to $75.0 million of convertible senior notes. In addition, the Company expects to grant to the initial purchaser of the notes an option to purchase in such private offering an additional $11.25 million of the notes exercisable for a period of 30 days.

The Company intends to use approximately $15.0 million of the net proceeds from the issuance of the notes to repurchase its common shares simultaneously with the offering. The Company intends to use the balance of the proceeds for capital improvements for existing properties, funding future acquisitions, and for general corporate purposes.

The notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes have not been and may not be registered under the Securities Act and may not be offered or sold in the United States absent an applicable exemption from the registration requirements of the Securities Act.

The Town and Country Trust is a multifamily real estate investment trust that owns and operates 15,642 apartment homes in 44 communities in the Mid-Atlantic and Southeast.

With the exception of historical information, the matters herein contain forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Management cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied. Examples of such factors that could result in such differences include but are not limited to: interest rate fluctuations; competition for tenants; changes in the Company's capacity to acquire additional apartment properties and any changes in the Company's financial condition or operating results due to an acquisition of additional apartment properties; local economic and business conditions, including without limitation, conditions which may affect public securities markets generally, the real estate investment trust industry, or the markets in which the Company's apartment properties are located, and other factors referred to in the Company's periodic and other reports filed with the Securities and Exchange Commission.

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FOR FURTHER DETAILS CONTACT
THE TOWN AND COUNTRY TRUST:
James Dolphin                  Alan W. Lasker           FRB/WEBER SHANDWICK
Executive Vice President       Senior Vice President    Joseph Calabrese (Investor Inquiries)
(410) 539-7600                 (212) 407-2150           (212) 445-8434
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